AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (this “Amendment”) is effective as of April 17, 2015, by and between Advaxis, Inc., a Delaware corporation (the “Company”), and Sara Bonstein (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement, effective as of March 24, 2014 and amended as of June 5, 2014 (the “Agreement”), pursuant to which the Company employed Executive in the capacity, for the period, and on the terms and conditions set forth therein; and

WHEREAS, the Company and Executive want to further amend the Agreement to reflect new terms for Executive’s base salary and target bonus, as well as provide more flexibility regarding the payment of salary in the form of common stock; and

WHEREAS, Section 4(b) of the Agreement provides that the Executive will not receive any Severance Payments (as defined in the Agreement) at the expiration of the Term (as defined in the Agreement), and the Company and Executive desire to amend the Agreement to treat the termination of employment at the expiration of the Term as a termination without Just Cause or a termination without Good Reason, depending upon whether the Company or Executive, respectively, provides notice of nonrenewal; and

WHEREAS, the Company and Executive desire to amend the Agreement to provide for lump sum payment of severance benefits and a pro-rata annual bonus; and

WHEREAS, the Company and Executive desire to amend the Agreement to provide full vesting of equity awards and a pro-rata annual bonus if Executive dies while in the employment of the Company; and

WHEREAS, the Company and Executive accordingly desire to enter into this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties agree as follows:

1. AMENDMENT TO SECTION 3(a). Section 3(a) of the Agreement is hereby amended by deleting the first two sentences thereof and by replacing them with the following:

“(a) SALARY. Effective April 1, 2015, Executive shall receive an annual salary of Two Hundred and Eighty Five Thousand Dollars ($285,000.00) which automatically will be increased annually for cost of living (COLA—as determined by the Social Security Administration) on each successive anniversary thereof (“Base Salary”). The applicable Base Salary shall be reviewed by the Chief Executive Officer and the Compensation Committee of the Board (the “Compensation Committee”) immediately following the end of the Company’s fiscal year to determine the annual increase in the applicable year’s Base Salary; provided, however, that in no event shall such annual increase be less than the cost of living increase. The Base Salary shall be paid in two components: a percentage in cash (the “Cash Component”) and a percentage in Common Stock (the “Stock Component”) in accordance with the terms set forth below. The Company and Executive shall agree, from time to time, regarding the percentage used for the Cash Component and the Stock Component.”

Amendment No. 2

In addition, Section 3(a)(ii) shall be amended by deleting the reference to “7.5%” and by replacing it with a reference to “the applicable Stock Component percentage”.

2. AMENDMENTS TO SECTION 3(b). Section 3(b) shall be amended by deleting the same, in its entirety, and by replacing it with the following:

“(b) BONUS PAYMENT. At the end of each fiscal year of the Company, in addition to the Base Salary then in effect, Executive shall be eligible to receive a bonus payment (the “Bonus Payment”) targeted to 40% of the Base Salary then in effect (the “Bonus Percentage”) if the Executive and Company meet certain mutually agreed goals established during the first ninety (90) days of each fiscal year. The Bonus Payment, if any, will be paid in accordance with the Company’s bonus payment practices in effect from time to time for senior executives of the Company, and the Compensation Committee will have sole discretion to determine whether the mutually agreed upon goals were attained during the year. Executive must be employed by the Company, without the occurrence of any of the Events of Termination, as that term is defined below, at the time that the Bonus Payment is paid to Executive.”

3. AMENDMENTS TO SECTION 4(b). Section 4(b) shall be amended by deleting the same and replacing it with the following:

“(b) EVENTS OF TERMINATION TRIGGERING SEVERANCE PAYMENT. If the Company terminates Executive’s employment without Just Cause, if the Executive’s employment terminates at the end of the Term as a result of the Company notifying Executive that the Term shall not be renewed, if Executive voluntarily resigns with Good Reason, or if Executive’s employment is terminated due to disability, as that term is defined above, then Executive shall be entitled to receive, in addition to the applicable Base Salary, plus any accrued but unused vacation time and unpaid expenses (in accordance with Sections 3(e) and (f) hereof) that have been earned by Executive as of the date of such termination (“Termination Date”), provided Executive properly executes and does not revoke a general release in favor of the Company (in the form reasonably provided by the Company at the time of separation from her employment) within forty-five (45) days following such Termination Date, the following severance payments (the “Severance Payments”):

(i) a lump sum payment within forty-five (45) days of the Termination Date equal to Executive’s then applicable annual Base Salary, provided that if Executive is partially or totally disabled, and such disability would entitle her to disability income payments under the terms of any plan or policy now or hereafter provided by and paid for by the Company, the lump sum payment shall be reduced by the amount of any disability income Executive is entitled to receive during the twelve (12) months following the Termination Date (the “Severance Period”);

Amendment No. 2

(ii) during the Severance Period, health benefits substantially similar to those which Executive was receiving or entitled to receive immediately prior to termination;

(iii) all equity awards (including stock options and restricted stock units) held by Executive will be deemed fully vested as of the Termination Date, and the period for exercising any outstanding stock rights will be extended until the second anniversary of the Termination Date (but, to the extent required for compliance with Section 409A, not beyond the earlier of the latest date upon which the stock right would have expired by its original terms under any circumstances or the tenth anniversary of the original grant of the stock right);

(iv) issuance of all Common Stock earned by Executive that has not yet been issued within four business days of the Termination Date;

(v) removal of all restrictive legends on shares held by Executive that qualify for such treatment under Rule 144 of the Securities and Exchange Act of 1934 within 10 business days of the presentation of such shares to the Company’s transfer agent; and

(vi) a Bonus Payment for the year in which Executive’s employment is terminated, equal to the target Bonus Percentage for such year, multiplied by the Base Salary in effect immediately prior to such termination, multiplied by a fraction, the numerator of which are the number of calendar days Executive was employed during such year and the denominator is 365. The prorated target bonus will be paid within forty-five (45) days following the last day of employment.

Executive shall have no duty to mitigate the payment of the Severance Payments by seeking other employment or in any other manner, and the Severance Payments shall not be reduced or otherwise affected by any amounts Executive may receive from other employment or self- employment.”

4. AMENDMENTS TO SECTION 4(c). The first sentence of Section 4(c) shall be amended by deleting the same and replacing it with the following: “If Executive’s employment with the Company is terminated for any reason other those specifically enumerated in Section 4(b) of this Agreement, including, but not limited to, the expiration of the Term as a result of Executive notifying the Company that the Term shall not be renewed, written mutual agreement of the Company and Executive, the voluntary resignation of Executive without Good Reason, the death or retirement of Executive, or the termination of Executive’s employment by the Company with “Just Cause,” Executive shall not be entitled to receive any compensation other than her accrued wages through the effective date of such termination, plus any accrued but unused vacation time that has been earned by and reimbursement of any expenses incurred (in accordance with Sections 3(e) and (f) hereof) as of the date of such termination.”

In addition, Section 4(c) shall be amended by inserting the following between the second and third sentences thereof: “In addition, if Executive dies while in the employment of the Company, (i) all equity awards (including stock options and restricted stock units) held by Executive will be deemed fully vested as of the date of death, and the period for exercising any outstanding stock rights will be extended until the second anniversary of the Termination Date (but, to the extent required for compliance with Section 409A, not beyond the earlier of the latest date upon which the stock right would have expired by its original terms under any circumstances or the tenth anniversary of the original grant of the stock right), and (ii) Executive shall be entitled to receive a Bonus Payment for the year, equal to the target Bonus Percentage for such year, multiplied by the Base Salary in effect immediately prior death, multiplied by a fraction, the numerator of which are the number of calendar days Executive was employed during such year and the denominator is 365, with such bonus payable within thirty (30) days following Executive’s death.”

Amendment No. 2

5. AMENDMENT. The Agreement shall be amended by inserting the following as Section 8, by renumbering the preexisting Sections 8 (and any cross references thereto) as Section 9, and by renumbering all other existing Sections (and any cross references thereto) accordingly.

Section 8. Indemnification. The Company shall indemnify Executive to the fullest extent permitted by the Delaware General Corporation Law if she is made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, including without limitation actions or proceedings by or in the right of the Company, by reason of the fact that she is or was a director, officer or employee of the Company or serves or served any subsidiary or any other enterprise as a director, officer or employee at the request of the Company (a “Proceeding”), and shall advance Executive funds to pay for the reasonable defense costs associated with such Proceeding, subject in each case to the limitations and exceptions in Delaware General Corporation Law. The Company shall maintain reasonable directors’ and officers’ insurance coverage for its officers and directors, and the amount and terms of such coverage shall not be reduced or terminated because the officer or director no longer serves in such capacity. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification or the advancement of expenses which Executive may be entitled under the Company’s Certification of Incorporation or bylaws, any written agreement, Board of Directors’ resolution, vote of stockholders or otherwise.

6. MISCELLANEOUS.

(a) The provisions of Sections 8 (“Notices”), 9 (“Legal Representation”), 11 (“Governing Law”), 12 (“Assignment”), 13 (“Severability”), 14 (“Survival”), 15 (“Remedies”), and 16 (“Dispute Resolution”) of the Agreement are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.

(b) Except as provided herein, the terms of the Agreement shall remain in full force and effect. The Agreement (together with Exhibit A thereto), as amended hereby, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to the Agreement, as amended hereby, shall be valid or effective unless the same is in writing and signed by both parties hereto.

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(signature page follows)

Amendment No. 2

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to the Agreement as of the day and year first above written.

Advaxis, Inc.,
a Delaware corporation

By:	/s/ Daniel O’Connor
Name:	Daniel O’Connor
Title:	President and CEO

Executive

/s/ Sara Bonstein
Sara Bonstein